Exhibit 99

News Release

STANDEX INTERNATIONAL CORPORATION ● SALEM, NH 03079 ● TEL (603) 893-9701 ● FAX (603) 893-7324 ● WEB www.standex.com

STANDEX REPORTS FISCAL FIRST QUARTER 2021 FINANCIAL RESULTS

●	Strong Sequential Growth Driven By Electronics, Engraving, and Scientific
●	Cost Actions On Track to Deliver Over $7 Million in Savings in Fiscal 2021
●	Further Adding to Financial Flexibility Through Interest and Tax Rate Initiatives
●	Balance Sheet Remains Strong with Significant Liquidity Position and Consistent Free Cash Flow Generation

SALEM, NH – October 29, 2020 – Standex International Corporation (NYSE:SXI) today reported financial results for the first quarter of fiscal year 2021 ending September 30, 2020.

Summary Financial Results - Total Standex[1]
($M except EPS and Dividends)	1Q21	1Q20	Change
Net Sales	$151.3	$156.0	-3.0%
Operating Income	$14.4	$15.9	-9.4%
Net Income from Continuing Ops	$10.3	$10.6	-2.1%

EBITDA	$22.7	$24.8	-8.2%
EBITDA margin	15.0%	15.9%	-90 bps
Adjusted EBITDA	$24.8	$25.7	-3.3%
Adjusted EBITDA margin	16.4%	16.5%	-10 bps

Diluted EPS	$0.84	$0.85	-1.2%
Adjusted EPS	$0.96	$0.91	5.5%
Dividends per share	$0.22	$0.20	10.0%

1Q Free Cash Flow	$4.4	$2.8	60.3%
Net Debt to Adjusted EBITDA	1.1x	0.9x	20.7%

1Fiscal first quarter 2020 results have been adjusted to reflect the divestiture of Refrigerated Solutions Group on April 16, 2020

First Quarter Fiscal 2021 Results

Commenting on the quarter’s results, President and Chief Executive Officer David Dunbar said “We are very pleased with our fiscal first quarter 2021 results which were ahead of our expectations on several fronts driven by stronger than anticipated sales at our Electronics, Engraving and Scientific segments. Overall, total revenue increased 8.5% sequentially with Scientific reporting its highest quarterly sales in its history. Sequential improvement in operating margin exceeded our expectations primarily reflecting the impact of revenue growth, cost reduction efforts, and recently implemented productivity initiatives in all businesses.

“Our previously announced cost savings efforts are on track to deliver over $7 million in annual savings in fiscal 2021.

“Our financial profile is strong and we are well positioned to execute on our active pipeline of organic and inorganic opportunities. We ended the quarter with approximately $206 million in available liquidity, a net debt to adjusted EBITDA ratio of 1.1x, and we generated $4.4 million in free cash flow. We also continued our cash repatriation efforts by repatriating approximately $8 million. We expect to repatriate approximately $35 million in total in fiscal 2021 resulting in approximately $74 million in cash repatriation over the past two fiscal years.

“In addition, we have undertaken a number of financial initiatives to further drive positive cash flow. Our previously announced floating to fixed rate interest swaps decreased interest expense approximately $0.6 million year-over-year in fiscal first quarter 2021 and we expect to realize $1.5 million in total savings in fiscal 2021. We also began several tax initiatives including optimizing our foreign tax credits. As a result, we expect our tax rate in fiscal 2021 to be approximately 22% or five hundred basis points lower than fiscal 2020. We expect these actions to result in cash savings of $2 million to $3 million in fiscal 2021.

“In closing, we are off to a solid start and expect continued growth and margin improvement as we move through fiscal 2021. In Electronics, we have a growing pipeline of new business opportunities and are expanding our customer base. At Scientific, we expect sequential growth throughout fiscal 2021 as demand for COVID-19 vaccine storage rises. In addition, our efficiency and productivity initiatives are taking hold across our businesses as evidenced by Engraving margin trends which we expect to further increase in the fiscal year.

Outlook

In fiscal second quarter 2021, Standex expects consolidated Company revenue to be flat to slightly above fiscal first quarter 2021 and total segment operating margin to increase slightly to moderately. The Electronics and Engraving segments are expected to have slight sequential revenue increases. In fiscal second quarter 2021, the Company expects moderate sequential revenue increase at Scientific as vaccine storage demand rises.

Engineering Technologies revenue is expected to be similar to fiscal first quarter 2021 as commercial aviation markets stabilize with a slight increase in operating margin reflecting productivity and cost reduction activities. Specialty Solutions revenue and operating margin are expected to decrease slightly primarily due to seasonality and a lower number of shipping days in the quarter.

First Quarter Segment Operating Performance

Electronics (36% of sales; 39% of segment operating income)

	1Q21	1Q20	% Change
Electronics ($M)
Revenue	$55.3	$46.6	18.6%
Operating Income*	9.1	8.1	12.7%
Operating Margin*	16.5%	17.4%

*Excludes $0.6M of purchase accounting expenses associated with Renco Electronics.

Revenue increased approximately $8.7 million or 18.6% year-over-year reflecting a 3.9% organic growth rate driven by positive trends in the magnetics product line, and inorganic growth of $5.9 million from the recent Renco acquisition.

Adjusted operating income increased approximately $1.0 million or 12.7% year-over-year reflecting operating leverage associated with revenue growth, productivity initiatives, and profit contribution from Renco. This was offset partially by raw material prices that increased on a year-over-year basis but had limited sequential incremental impact.

In the second quarter of fiscal 2021, the Company expects revenue to be sequentially slightly higher and operating margin to be sequentially similar to fiscal first quarter 2021. This reflects expected continued improvement in European and North America markets with Asia results slightly below the prior quarter.

Engraving (24% of sales; 25% of segment operating income)

	1Q21	1Q20	% Change
Engraving ($M)
Revenue	$36.4	$38.4	-5.3%
Operating Income	5.9	6.5	-10.2%
Operating Margin	16.1%	17.0%

Revenue decreased approximately $2.0 million or 5.3% year-over-year and operating income was lower by approximately $0.6 million or 10.2% year-over-year reflecting volume decline associated with the economic impact of COVID-19, partially mitigated by productivity and expense savings in the quarter.

Sequentially, Engraving reported a significant improvement, as revenue increased 15.1% and operating margin improved 800 basis points reflecting an overall increase in the level of customer activity combined with cost efficiency and productivity initiatives.

On a sequential basis, the Company expects a slight revenue increase and continued improvement in operating margin in fiscal second quarter 2021. The expected revenue growth reflects an increased level of customer activity which, combined with cost efficiencies and productivity initiatives, should continue to improve profitability.

Scientific (11% of sales; 17% of segment operating income)

	1Q21	1Q20	% Change
Scientific ($M)
Revenue	$16.7	$14.8	13.0%
Operating Income	4.1	3.7	10.0%
Operating Margin	24.5%	25.1%

Revenue increased approximately $1.9 million or 13% year-over-year reflecting organic growth in markets, especially retail pharmaceutical chains. Operating income increased approximately $0.4 million or 10% year-over-year due to the revenue growth partially offset with re-investments in the business for future growth opportunities.

In fiscal second quarter 2021, the Company expects to see a sequential revenue increase driven primarily by continued positive trends in retail pharmaceutical chains and clinical end markets. Operating margin is expected to slightly improve reflecting the anticipated volume increase balanced with reinvestment in the business for future growth opportunities.

Engineering Technologies (12% of sales; 2% of segment operating income)

	1Q21	1Q20	% Change
Engineering Technologies ($M)
Revenue	$17.6	$24.6	-28.4%
Operating Income	0.5	3.4	-86.0%
Operating Margin	2.7%	13.6%

On a year-over-year basis, Engineering Technologies revenue and operating income decreased $7.0 million or 28.4% and $2.9 million or 86%, respectively. This reflected the economic impact of COVID-19 on the commercial aviation market, especially engine parts manufacturing, although the segment’s defense end markets remained stable.

In fiscal second quarter 2021, the Company expects revenue to be sequentially similar as a result of continued aviation end market weakness. Operating margin is expected to slightly increase sequentially reflecting productivity initiatives and cost reduction activities.

Specialty Solutions (17% of sales; 17% of segment operating income)

	1Q21	1Q20	% Change
Specialty Solutions ($M)
Revenue	$25.3	$31.5	-19.7%
Operating Income	3.9	5.6	-30.8%
Operating Margin	15.4%	17.9%

Specialty Solutions revenue decreased approximately $6.2 million or 19.7% year-over-year. As expected, the decrease was primarily associated with the economic impact of COVID-19 on several end markets including the food service equipment and hospitality industries at the Pumps and Merchandising businesses, and the dump market at Hydraulics. Operating income decreased approximately $1.7 million or 30.8% year-over-year reflecting lower volume partially mitigated by cost reduction efforts.

On a sequential basis, the Company expects fiscal second quarter 2021 revenue and operating margin to decline slightly due to seasonality and a lower number of shipping days in the quarter.

Capital Allocation

●

Share Repurchase: During the fiscal first quarter, the Company repurchased approximately 87,000 shares for $5.1 million.  There is approximately $38.1 million remaining under the Board's current repurchase authorization.

●

Capital Expenditures: In fiscal first quarter 2021, Standex’s cash capital expenditures were $4.8 million compared to $6.7 million in the fiscal first quarter of 2020.  Investments were focused on maintenance, safety and the Company’s highest priority growth initiatives.

The Company expects fiscal year 2021 capital expenditures to be approximately $25 million to $28 million compared to our prior outlook of between $28 million to $30 million. Capital expenditures were $19 million in fiscal 2020 as capital spending returns to more normalized levels with continued emphasis on safety, maintenance, and growth investments.

●

Dividends: On October 22, the Company declared a quarterly cash dividend of $0.24 per share, a 9% year-over-year increase. The dividend is payable on November 25, 2020 to shareholders of record on November 10, 2020.

Balance Sheet and Cash Flow Highlights

●

Net Debt: Standex had net debt of $106.2 million at September 30, 2020 compared to $80.3 million at the end of the fiscal fourth quarter of 2020.  Net debt for the first quarter of 2021 consisted primarily of long-term debt of $200 million and cash and equivalents of $93.7 of which $75.7 million was held by foreign subsidiaries.

Standex repatriated approximately $8 million in fiscal first quarter 2021 and expects to repatriate $35 million in fiscal 2021. The Company’s net debt to Adjusted EBITDA leverage ratio was approximately 1.1x at the end of the fiscal first quarter 2021.

●

Cash Flow: Net cash provided by continuing operating activities for the three months ended September 30, 2020 was $9.2 million compared to net cash provided by continuing operating activities of $9.4 million in the prior year. The Company generated free cash flow after capital expenditures of $4.4 million compared to free cash flow of $2.8 million in the fiscal first quarter of 2020. The year-over-year increase is primarily a result of lower cash outlays for capital expenditures during the current year.

Conference Call Details

Standex will host a conference call for investors tomorrow, October 30, 2020 at 8:30 a.m. ET. On the call, David Dunbar, President and CEO, and Ademir Sarcevic, CFO, will review the Company’s financial results and business and operating highlights. Investors interested in listening to the webcast and viewing the slide presentation should log on to the “Investors” section of Standex’s website under the subheading, “Events and Presentations”, located at www.standex.com.

A replay of the webcast will also be available on the Company’s website shortly after the conclusion of the presentation online through October 30, 2021. To listen to the teleconference playback, please dial (877) 344-7529 in the U.S. or (412) 317-0088 internationally; the passcode is 10148419. The audio playback via phone will be available through November 6, 2020. The webcast replay can be accessed in the “Investor Relations” section of the Company’s website, located at www.standex.com.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures, including non-GAAP adjusted income from operations, non-GAAP adjusted net income from continuing operations, free operating cash flow, EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted EBITDA, adjusted EBITDA to net debt, and adjusted earnings per share. The attached financial tables reconcile non-GAAP measures used in this press release to the most directly comparable GAAP measures. The Company believes that the use of non-GAAP measures including the impact of restructuring charges, purchase accounting, insurance recoveries, discrete tax events, and acquisition costs help investors to obtain a better understanding of our operating results and prospects, consistent with how management measures and forecasts the Company's performance, especially when comparing such results to previous periods. An understanding of the impact in a particular quarter of specific restructuring costs, acquisition expenses, or other gains and losses, on net income (absolute as well as on a per-share basis), operating income or EBITDA can give management and investors additional insight into core financial performance, especially when compared to quarters in which such items had a greater or lesser effect, or no effect. Non-GAAP measures should be considered in addition to, and not as a replacement for, the corresponding GAAP measures, and may not be comparable to similarly titled measures reported by other companies.

About Standex

Standex International Corporation is a multi-industry manufacturer in five broad business segments: Electronics, Engraving, Scientific, Engineering Technologies, and Specialty Solutions with operations in the United States, Europe, Canada, Japan, Singapore, Mexico, Brazil, Turkey, South Africa, India and China. For additional information, visit the Company's website at http://standex.com/.

Forward-Looking Statements

Statements contained in this Press Release that are not based on historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terminology such as "should," "could," "may," "will," "expect," "believe," "estimate," "anticipate," "intend," "continue," or similar terms or variations of those terms or the negative of those terms. There are many factors that affect the Company's business and the results of its operations and that may cause the actual results of operations in future periods to differ materially from those currently expected or anticipated. These factors include, but are not limited to: the impact of pandemics such as the current coronavirus on employees, our supply chain, and the demand for our products and services around the world; materially adverse or unanticipated legal judgments, fines, penalties or settlements; conditions in the financial and banking markets, including fluctuations in exchange rates and the inability to repatriate foreign cash; domestic and international economic conditions, including the impact, length and degree of economic downturns on the customers and markets we serve and more specifically conditions in the automotive, construction, aerospace, transportation, food service equipment, consumer appliance, energy, oil and gas and general industrial markets; lower-cost competition; the relative mix of products which impact margins and operating efficiencies in certain of our businesses; the impact of higher raw material and component costs, particularly steel, certain materials used in electronics parts, petroleum based products, and refrigeration components; an inability to realize the expected cost savings from restructuring activities including effective completion of plant consolidations, cost reduction efforts including procurement savings and productivity enhancements, capital management improvements, strategic capital expenditures, and the implementation of lean enterprise manufacturing techniques; the potential for losses associated with the exit from or divestiture of businesses that are no longer strategic or no longer meet our growth and return expectations; the inability to achieve the savings expected from global sourcing of raw materials and diversification efforts in emerging markets; the impact on cost structure and on economic conditions as a result of actual and threatened increases in trade tariffs; the inability to attain expected benefits from acquisitions and the inability to effectively consummate and integrate such acquisitions and achieve synergies envisioned by the Company; market acceptance of our products; our ability to design, introduce and sell new products and related product components; the ability to redesign certain of our products to continue meeting evolving regulatory requirements; the impact of delays initiated by our customers; and our ability to increase manufacturing production to meet demand; and potential changes to future pension funding requirements. In addition, any forward-looking statements represent management's estimates only as of the day made and should not be relied upon as representing management's estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company and management specifically disclaim any obligation to do so, even if management's estimates change.

Contact:

Ademir Sarcevic, CFO

(603) 893-9701

e-mail : InvestorRelations@Standex.com

Standex International Corporation
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended
	September 30,
(In thousands, except per share data)	2020	2019

Net sales	$151,286	$155,978
Cost of sales	96,550	97,752
Gross profit	54,736	58,226

Selling, general and administrative expenses	38,869	40,162
Restructuring costs	1,488	1,479
Acquisition related costs	25	734

Income from operations	14,354	15,851

Interest expense	1,484	2,121
Other non-operating (income) / expense	(173)	(920)
Total	1,311	1,201

Income from continuing operations before income taxes	13,043	14,650
Provision for income taxes	2,696	4,077
Net income from continuing operations	10,347	10,573

Income (loss) from discontinued operations, net of tax	(627)	1,866

Net income (loss)	$9,720	$12,439

Basic earnings per share:
Income (loss) from continuing operations	$0.85	$0.86
Income (loss) from discontinued operations	(0.05)	0.15
Total	$0.80	$1.01

Diluted earnings per share:
Income (loss) from continuing operations	$0.84	$0.85
Income (loss) from discontinued operations	(0.05)	0.15
Total	$0.79	$1.00

Average Shares Outstanding
Basic	12,228	12,345
Diluted	12,281	12,403

Standex International Corporation
Condensed Consolidated Balance Sheets
(unaudited)

	September 30,	June 30,
(In thousands)	2020	2020

ASSETS
Current assets:
Cash and cash equivalents	$93,698	$118,809
Accounts receivable, net	103,031	98,157
Inventories	92,174	85,031
Prepaid expenses and other current assets	17,885	18,870
Income taxes receivable	7,802	8,194
Current assets- Discontinued Operations	262	2,936
Total current assets	314,852	331,997

Property, plant, equipment, net	132,016	132,533
Intangible assets, net	115,451	106,412
Goodwill	288,676	271,221
Deferred tax asset	15,824	17,322
Operating lease right-of-use asset	47,667	44,788
Other non-current assets	27,416	26,605
Total non-current assets	627,050	598,881

Total assets	$941,902	$930,878

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$50,364	$54,910
Accrued liabilities	61,144	59,929
Income taxes payable	2,483	7,428
Current Liabilities- Discontinued Operations	406	610
Total current liabilities	114,397	122,877

Long-term debt	199,947	199,150
Operating lease long-term liabilities	37,400	36,293
Accrued pension and other non-current liabilities	113,590	110,926
Total non-current liabilities	350,937	346,369

Stockholders' equity:
Common stock	41,976	41,976
Additional paid-in capital	74,035	72,752
Retained earnings	834,645	827,656
Accumulated other comprehensive loss	(137,051)	(147,659)
Treasury shares	(337,037)	(333,093)
Total stockholders' equity	476,568	461,632

Total liabilities and stockholders' equity	$941,902	$930,878

Standex International Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Three Months Ended
	September 30,
(In thousands)	2020	2019

Cash Flows from Operating Activities
Net income	$9,720	$12,439
Income (loss) from discontinued operations	(627)	1,866
Income from continuing operations	10,347	10,573

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,193	7,980
Stock-based compensation	1,755	2,757
Non-cash portion of restructuring charge	(414)	(122)
Life insurance benefit	-	(1,302)
Contributions to defined benefit plans	(52)	(241)
Net changes in operating assets and liabilities	(10,595)	(10,204)
Net cash provided by operating activities - continuing operations	9,234	9,441
Net cash provided by (used in) operating activities - discontinued operations	2,190	(1,027)
Net cash provided by (used in) operating activities	11,424	8,414
Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(4,820)	(6,688)
Expenditures for acquisitions, net of cash acquired	(27,398)	-
Other investing activities	199	376
Net cash (used in) investing activities from continuing operations	(32,019)	(6,312)
Net cash provided by (used in) investing activities from discontinued operations	-	8,654
Net cash (used in) investing activities	(32,019)	2,342
Cash Flows from Financing Activities
Proceeds from borrowings	16,500	25,700
Payments of debt	(16,500)	(34,500)
Activity under share-based payment plans	693	949
Purchase of treasury stock	(5,109)	(771)
Cash dividends paid	(2,692)	(2,463)
Net cash provided by (used in) financing activities	(7,108)	(11,085)

Effect of exchange rate changes on cash	2,592	(2,572)

Net changes in cash and cash equivalents	(25,111)	(2,901)
Cash and cash equivalents at beginning of year	118,809	93,145
Cash and cash equivalents at end of period	$93,698	$90,244

Standex International Corporation
Selected Segment Data
(unaudited)

	Three Months Ended
	September 30,
(In thousands)	2020	2019
Net Sales
	$55,271	$46,617
Engraving	36,401	38,431
Scientific	16,663	14,750
Engineering Technologies	17,633	24,644
Specialty Solutions	25,318	31,536
Total	$151,286	$155,978

	$8,535	$8,099
Engraving	5,873	6,537
Scientific	4,076	3,705
Engineering Technologies	469	3,359
Specialty Solutions	3,906	5,648
Restructuring	(1,488)	(1,479)
Acquisition Related Costs	(25)	(734)
Corporate	(6,992)	(9,284)
Total	$14,354	$15,851

Standex International Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures
(unaudited)

	Three Months Ended
	September 30,
(In thousands, except percentages)	2020	2019	% Change
Adjusted income from operations and adjusted net income from continuing operations:
Net Sales	$151,286	$155,978	-3.0%
Income from operations, as reported	$14,354	$15,851	-9.4%
Income from operations margin	9.5%	10.2%
Adjustments:
Restructuring charges	1,488	1,479
Acquisition-related costs	25	734
Purchase accounting expenses	592	-
Adjusted income from operations	$16,459	$18,064	-8.9%
Adjusted income from operations margin	10.9%	11.6%
Interest and other income (expense), net	(1,311)	(1,201)
Life insurance benefit	-	(1,302)
Provision for income taxes	(2,696)	(4,077)
Discrete and other tax items	(196)	-
Tax impact of above adjustments	(436)	(259)
Net income from continuing operations, as adjusted	$11,820	$11,225	5.3%

EBITDA and Adjusted EBITDA:
Net income (loss) from continuing operations, as reported	$10,347	$10,573	-2.1%
Net income from continuing operations margin	6.8%	6.8%
Add back:
Provision for income taxes	2,696	4,077
Interest expense	1,484	2,121
Depreciation and amortization	8,193	7,980
EBITDA	$22,720	$24,751	-8.2%
EBITDA Margin	15.0%	15.9%
Adjustments:
Restructuring charges	1,488	1,479
Acquisition-related costs	25	734
Life insurance benefit	-	(1,302)
Purchase accounting expenses	592	-
Adjusted EBITDA	$24,825	$25,662	-3.3%
Adjusted EBITDA Margin	16.4%	16.5%

Free operating cash flow:
Net cash provided by operating activities - continuing operations, as reported	$9,234	$9,441
Less: Capital expenditures	(4,820)	(6,688)
Free operating cash flow	$4,414	$2,753

Standex International Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures
(unaudited)

	Three Months Ended
	September 30,
Adjusted earnings per share from continuing operations	2020	2019	% Change

Diluted earnings per share from continuing operations, as reported	$0.84	$0.85	-1.2%

Adjustments:
Restructuring charges	0.10	0.11
Acquisition-related costs	-	0.05
Life insurance benefit	-	(0.10)
Discrete tax items	(0.02)	-
Purchase accounting expenses	0.04	-
Diluted earnings per share from continuing operations, as adjusted	$0.96	$0.91	5.5%